Exhibit 21.1
Subsidiaries of bioscrip, Inc.
Chronimed, Inc, a Minnesota corporation
BioScrip Pharmacy, Inc., a Minnesota corporation, doing business as BioScrip Pharmacy
MEDgenesis Inc., a Minnesota corporation (inactive)
Los Feliz Drugs Inc., a California corporation (inactive)
BioScrip PBM Services, LLC, a Delaware limited liability company
BioScrip Pharmacy Services, Inc., an Ohio Corporation
BioScrip Pharmacy (NY), Inc., a New York corporation
Natural Living, Inc., a New York corporation
BioScrip Infusion Services, LLC, a Delaware limited liability company
BioScrip Infusion Services, Inc., a California corporation
BioScrip Nursing Services, LLC, a New York limited liability company
MIM Funding, LLC, a Delaware limited liability company
MIM IPA, Inc., a New York corporation
MIM Investment Corporation, a Delaware corporation
MIM Health Plans of Puerto Rico, Inc., a Puerto Rican corporation
The Live Positive Foundation, Inc., a Delaware corporation